EXHIBIT 99.1

For More Information Contact:

Ron Black, President & CEO 336-644-9944

Oak Ridge Financial Services Announces “Near Record”

Second Quarter Net Income and Solid Asset Quality

Oak Ridge, North Carolina, August 7, 2008 – Oak Ridge Financial Services, Inc. (NASDAQ CM: BKOR), the holding company for Bank of Oak Ridge, today reported near record quarterly net income of $384,000 for the second quarter of 2008, compared with quarterly net income of $136,000 for the same period in 2007. The Company’s record quarterly earnings of $398,000 were achieved in the fourth quarter of 2007.

Bank of Oak Ridge President, Ron Black, in commenting on the results, noted, “We are very pleased with our results for the second quarter of 2008. Our efforts during the first and second quarters of 2008 to increase our net interest margin and maintain our solid asset quality really paid off for us in the second quarter. On a sequential quarterly basis, our margin improved from 3.00% to 3.28% from the first quarter to the second quarter of 2008, and our asset quality remained solid during and at the end of the second quarter of 2008. I am appreciative of all the great efforts of my teammates and the support of our clients and our Board of Directors in helping us to achieve these results.”

As previously reported, at the end of June, the Company secured a two-year, $9 million line of credit facility that can be utilized by the Bank as equity capital to assist in financing future growth. Ron Black, in commenting on the line of credit, stated, “The line of credit gives us the flexibility to grow in the future if favorable opportunities present themselves to us. It was a low cost capital alternative for us compared to other alternatives.”

Comparison of Results of Operations for the Six-Month Periods Ending June 30, 2008 and 2007

Net Income

For the six months ended June 30, 2008, the Company reported an increase in net income of 44 percent to $445,000 compared to $308,000 for the same period in 2007. Net income per diluted share increased 47 percent to $0.25 compared to $0.17 for the prior year period. Annualized returns on average assets and average equity were 0.32 percent and 5.08 percent, respectively, for the six months ended June 30, 2008, compared to 0.29 percent and 3.74 percent for the prior year period.

The primary factors contributing to the increase in net income from 2007 to 2008 were increases in net interest income and noninterest income, which were offset by increases in the provision for loan losses and noninterest expense.

Net Interest Income

Net interest income was $4.1 million for the six months ended June 30, 2008 compared to $3.6 million for the prior year. The 14 percent increase in net interest income was due primarily to growth in average earning assets, but was offset by a decline in the net interest margin due to earning assets repricing downward faster than interest-bearing liabilities.

Net interest margin is interest income earned on loans, securities, and other earning assets, less interest expense paid on deposits and borrowings, expressed as a percentage of total average earning assets. The net interest margin for the six months ended June 30, 2008 was 3.18 percent compared to 3.71 percent for the prior year period. The average yield on earning assets for the current period was 6.74 percent compared to 7.68 percent for the prior year period, and the average cost of interest-bearing liabilities was 3.87 percent for the current period compared to 4.49 percent for the prior year period. The decline in interest rate spread from 3.19 percent to 2.87 percent was impacted by a decline in the ratio of average interest-earning assets to average interest-bearing liabilities, which decreased from 110.15 percent at June 30, 2007 to 105.84 percent at June 30, 2008.

Between September 18, 2007 and March 18, 2008, the Federal Reserve Board decreased short-term interest rates six times for a total of 300 basis points. The rapid decline in short-term interest rates immediately impacts the Company’s yield on variable rate loans, which represent approximately 39 percent of the Company’s total interest-earning assets. However, the impact on interest-bearing liabilities, particularly certificates of deposit, occur as the fixed rate liabilities mature and reprice at market interest rates. Therefore, when the Federal Reserve Board decreases short-term interest rates rapidly it has a short-term negative impact on the Company’s net interest margin. Generally, once the fixed rate liabilities reprice at market rates the net interest margin returns to previous levels. The Company is beginning to see fixed rate liabilities, primarily certificates of deposit, reprice at lower levels, but intense local competition for deposits could negatively impact the Company’s net interest margin in the future. The Company is attempting to negate the potential negative impact to its net interest margin by focusing on attracting lower-cost deposits, particularly business demand deposit accounts.

Provision for Loan Losses

The Company’s provision for loan losses for the six months ended June 30, 2008 was $263,000 compared to $163,000 recorded in the prior year period. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level we deem appropriate. In evaluating the allowance for loan losses, we consider factors that include growth and composition of the loan portfolio, historical loan loss experience, individual loans that may have estimated losses, and other relevant factors. There were two factors that caused the significant increase in the provision from 2007 to 2008. First, the Company experienced greater loan growth in the first six months of 2008 compared to the same period in 2007. Some loan loss provision is recognized when loans are originated so greater loan production generally leads to higher loan loss provisions. Second, based on management’s review in the first six months of 2007 of the Company’s loan portfolio, the allowance for loan losses to total loans was reduced from 1.07 percent at December 31, 2006 to 1.04 percent at June 30, 2007. Net charge offs for the six months ended June 30, 2008 were $40,000 compared to $6,000 in the prior year period. The allowance for loan losses to total loans was 1.00 percent at June 30, 2008 and December 31, 2007, and 1.04 percent at June 30, 2007.

Noninterest Income

Noninterest income totaled $1,651,000 for the six months ended June 30, 2008, up $639,000, or 63 percent, from $1,012,000 for the same period in 2007. Service fees and charges, which represent a relatively stable and predictable source of noninterest income, totaled $353,000 for the six months ended June 30, 2008, a 44 percent increase over the $245,000 of service fees and charges earned for the same period in 2007. Even though mortgage loan fee income increased from 2007 to 2008, the increased efforts of the mortgage originators were negatively impacted by the economic slowdown that began in the latter part of 2007 and continued into the first quarter of 2008. Mortgage loan origination fees totaled $232,000 for the six months ended June 30, 2008, a 4 percent increase over the $223,000 of mortgage loan fee income earned for 2007. The Bank’s Investment Services Group, which services its banking offices, and the Oak Ridge Wealth Management division, which was formed in 2005 and operates independently of the Bank, comprise all of the investment and insurance commissions noninterest income category. Investment and insurance commissions totaled $450,000 for the six months ended June 30, 2008, an 18 percent increase over the $380,000 earned in 2007, largely due to increased revenue from both the Investment Services Group and the Oak Ridge Wealth Management business units. Fee income from accounts receivable financing totaled $352,000 for the six months ended June 30, 2008, a 167 percent increase over the $132,000 earned in the same period in 2007. This increase is largely due to the addition of seven new customers in the first quarter of 2008. Trading income was only $3,000 for the six months ended June 30, 2008. During the first six months of 2008 the Company held only one bond in its trading portfolio with a balance of approximately $800,000. Since this bond is relatively close to its maturity date its changes in market value are relatively minimal. In the six months ended June 30, 2007, the Company recorded a $146,000 trading loss due to two factors – the Company’s adoption of SFAS 159 on April 30, 2007, and the subsequent sale of substantially all of the Company’s investment portfolio in June of 2007. Income earned on bank owned life insurance was relatively unchanged from 2007 to 2008. Other service charges and fees benefited from the Bank’s increased number of product offerings and deposit accounts, as well as higher debit card interchange income, and totaled $181,000 for the six months ended June 30, 2008, a 81 percent increase over the $100,000 earned in 2007.

Noninterest Expense

Noninterest expenses were $4.8 million for the six months ended June 30, 2008 compared to $4.0 million for the prior year period. The $800,000 or 20 percent increase reflects the continuing efforts to expand the Company’s infrastructure and branch network, and was specifically related to the opening of the Bank’s fifth banking location in January of 2008. Of the $800,000 increase in total noninterest expense, approximately $300,000 was in salaries and employee benefits and other expenses, which are expenses impacted by the branch network and infrastructure improvements.

Salaries and employee benefits for the six months ended June 30, 2008 were $2.6 million reflecting a $300,000 increase when compared to the $2.3 million for the same period in 2007. Increases in salaries and employee benefits were due to an increase in support positions to service the Bank’s continued growth, as well as the opening of the Bank’s fifth banking location in January of 2008.

Occupancy expense was relatively unchanged from 2007 to 2008, as the increase in occupancy expense related to the opening of the Bank’s fifth banking office was offset by a reduction in depreciation expense related to the Bank’s operations facility, which was opened in 2000 as the Bank’s original banking office and is now fully depreciated.

Equipment expense was relatively unchanged from 2007 to 2008 as these expenses were not significantly impacted by the Bank’s continued growth, and were positively impacted by an emphasis on controlling such expenses.

Data and items processing expense for the six months ended June 30, 2008 were $212,000 reflecting a $78,000 increase when compared to $134,000 for the prior year period. In March of 2008, the Bank negotiated a new three-year pricing agreement with the provider of its core processing banking system. The Bank’s growth over the prior three-year period caused the pricing on the new agreement to be higher, since the software licensing fees are based on the Bank’s total assets at the time of renegotiation.

Professional and advertising expenses for the six months ended June 30, 2008 were $591,000, reflecting a $143,000 increase when compared to $448,000 for the same period in 2007. Increases in accounting and auditing, marketing and advertising, shareholder communications, and expenses for outsourced services contributed to the overall increase in professional and advertising expenses from 2007 to 2008.

Stationary and supplies expense was higher in the first six months compared to the same period in 2007 due primarily to the opening of the Bank’s fifth banking office in January 2008. Telecommunications expense was higher due to the Company’s continued growth, as well as the decision to equip certain employees with mobile smartphones to allow them to work more efficiently and effectively.

Other noninterest expenses for the six months ended June 30, 2008 were $690,000 reflecting a $216,000 increase when compared to $474,000 for the same period in 2007. Increases in FDIC insurance premiums of $102,000 and dues and memberships of $17,000 contributed to the overall increase in other noninterest expenses. Additionally, expenses related to the servicing of the Bank’s accounts receivable financing program increased by $95,000 from 2007 to 2008. These increases were offset by decreases in expenses related to employee travel, training and education, and charitable expenses.

Income Taxes

Income tax expense was $247,000 for the six months ended June 30, 2008 and $141,000 for the same period in 2007. The increase in income tax expense from 2007 to 2008 was primarily due to higher net income before provision for income taxes in 2008 as compared to 2007.

Comparison of Results of Operations for the Three-Month Periods Ending June 30, 2008 and 2007

Net Income

For the three months ended June 30, 2008, the Company reported an increase in net income of 182 percent to $384,000 compared to $136,000 for the same period in 2007. Net income per diluted share increased 200 percent to $0.21 compared to $0.07 for the prior year period. Annualized returns on average assets and average equity were 0.53 percent and 8.80 percent, respectively, for the three months ended June 30, 2008, compared to 0.25 percent and 3.32 percent for the prior year period.

The primary factors contributing to the increase in net income from 2007 to 2008 were increases in the Company’s net interest income and noninterest income, which were offset by increases in noninterest expense and income tax expense.

Net Interest Income

Net interest income was $2.2 million for the three months ended June 30, 2008 compared to $1.9 million for the prior year period. The 19 percent increase in net interest income was due primarily to growth in average earning assets, but was offset by a decline in the net interest margin due to earning assets repricing downward faster than interest-bearing liabilities.

Net interest margin is interest income earned on loans, securities, and other earning assets, less interest expense paid on deposits and borrowings, expressed as a percentage of total average earning assets. The net interest margin for the three months ended June 30, 2008 was 3.28 percent compared to 3.71 percent for the prior year period. The average yield on earning assets for the current period was 6.49 percent compared to 7.70 percent for the prior year period, and the average cost of interest-bearing liabilities was 3.54 percent for the current period compared to 4.51 percent for the prior year period. The decline in interest rate spread from 3.19 percent to 2.95 percent was impacted by a decline in the ratio of average interest-earning assets to average interest-bearing liabilities, which decreased from 110.16 percent at June 30, 2007 to 107.34 percent at June 30, 2008.

Between September 18, 2007 and March 18, 2008, the Federal Reserve Board decreased short-term interest rates six times for a total of 300 basis points. The rapid decline in short-term interest rates immediately impacts the Company’s yield on variable rate loans, which represent approximately 39 percent of the Company’s total interest-earning assets. However, the impact on interest-bearing liabilities, particularly certificates of deposit, occur as the fixed rate liabilities mature and reprice at market interest rates. Therefore, when the Federal Reserve Board decreases short-term interest rates rapidly it has a short-term negative impact on the Company’s net interest margin. Generally, once the fixed rate liabilities reprice at market rates the net interest margin returns to previous levels. The Company is beginning to see fixed rate liabilities, primarily certificates of deposit, reprice at lower levels, but intense local competition for deposits could negatively impact the Company’s net interest margin in the future. The Company is attempting to negate the potential negative impact to its net interest margin by focusing on attracting lower-cost deposits, particularly business demand deposit accounts.

Provision for Loan Losses

The Company’s provision for loan losses for the three months ended June 30, 2008 was $99,000 compared to $77,000 recorded in the prior year period. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level we deem appropriate. In evaluating the allowance for loan losses, we consider factors that include growth and composition of the loan portfolio, historical loan loss experience, individual loans that may have estimated losses, and other relevant factors. There were two factors that caused the significant increase in the provision from 2007 to 2008. First, the Company experienced greater loan growth in the second three months of 2008 compared to the same period in 2007. Some loan loss provision is recognized when loans are originated so greater loan production generally leads to higher loan loss provisions. Second, based on management’s review in the first three months of 2007 of the Company’s loan portfolio, the allowance for loan losses to total loans was reduced from 1.06 percent at March 31, 2007 to 1.04 percent at June 30, 2007. The allowance for loan losses to total loans was 1.00 percent at June 30, 2008 and December 31, 2007, and 1.04 percent at June 30, 2007.

Noninterest Income

Noninterest income totaled $897,000 for the three months ended June 30, 2008, up $464,000, or 107 percent, from $433,000 for the same period in 2007. Service fees and charges, which represent a relatively stable and predictable source of noninterest income, totaled $177,000 for the three months ended June 30, 2008, a 40 percent increase over $126,000 of service fees and charges earned for same period in 2007. The Company experienced a large trading loss of $235,000 in the three months ended June 30, 2007 due to the sale of substantially all of its investment portfolio in June of 2007 to improve the Bank’s asset liability position. During the same period in 2008 the Bank maintained a much smaller trading portfolio with minimal volatility due to changes in interest rates. Due to greater calling and marketing efforts and despite an overall weaker economic environment, mortgage loan origination fees totaled $137,000 for the three months ended June 30, 2008, a 15 percent increase over $119,000 of mortgage loan origination fees earned for the same period in 2007. The Bank’s Investment Services

Group, which services its banking offices, and the Oak Ridge Wealth Management division, which was formed in 2005 and operates independently of the Bank, comprise all of the investment and insurance commissions noninterest income category. Investment and insurance commissions totaled $244,000 for the three months ended June 30, 2008, a 2 percent increase over the $238,000 earned in 2007, largely due to slightly higher revenue from the combined business units. Fee income from accounts receivable financing totaled $185,000 for the three months ended June 30, 2008, a 99 percent increase over $93,000 earned in the same period in 2007. This increase is largely due to the addition of seven new customers in the first quarter of 2008. Income earned on bank owned life insurance was relatively unchanged from 2007 to 2008. Other service charges and fees benefited from the Bank’s increased number of product offerings and deposit accounts, as well as higher debit card interchange income, and totaled $119,000 for the three months ended June 30, 2008, a 125 percent increase over $53,000 earned in 2007.

Noninterest Expense

Noninterest expenses were $2.4 million for the three months ended June 30, 2008 compared to $2.0 million for the prior year period. The $400,000 or 20 percent increase reflects the continuing efforts to expand the Company’s infrastructure and branch network, and was specifically related to the opening of the Bank’s fifth banking location in January of 2008. Of the $400,000 increase in total noninterest expense, approximately $100,000 was in salaries and employee benefits and other expenses, which are expenses impacted by the branch network and infrastructure improvements.

Salaries and employee benefits for the three months ended June 30, 2008 were $1.3 million reflecting a $100,000 increase compared to $1.2 million for the same period in 2007. Increases in salaries and employee benefits were due to an increase in support positions to service the Company’s continued growth, as well as the opening of the Bank’s fifth banking location in January 2008.

Occupancy expense for the three months ended June 30, 2008 was $129,000 reflecting a $11,000 increase when compared to $118,000 for the prior year period. The increase in occupancy expense related to the opening of the Bank’s fifth banking office was somewhat offset by a reduction in depreciation expense related to the Bank’s operations facility, which was opened in 2000 as the Bank’s original banking office and is now fully depreciated.

Equipment expense for the three months ended June 30, 2008 was $140,000 reflecting a $11,000 increase when compared to $129,000 for the prior year period. Most of the increases were due to increased depreciation related to computer and related equipment purchases necessary to support the Company’s continued growth.

Data and items processing expense for the three months ended June 30, 2008 were $128,000 reflecting a $67,000 increase when compared to $61,000 for the prior year period. In March of 2008, the Bank negotiated a new three-year pricing agreement with the provider of its core processing banking system. The Bank’s growth over the prior three-year period caused the pricing on the new agreement to be higher, since the software licensing fees are based on the Bank’s total assets at the time of renegotiation.

Professional and advertising expenses for the three months ended June 30, 2008 were $304,000, reflecting a $75,000 increase when compared to $229,000 for the same period in 2007. Increases in accounting and auditing, marketing and advertising, and shareholder communications contributed to the overall increase in professional and advertising expenses from 2007 to 2008.

Stationary and supplies expenses were relatively unchanged from 2007 to 2008. Telecommunications expense was higher due to the Company’s continued growth, as well as the decision to equip certain employees with mobile smartphones to allow them to work more efficiently and effectively.

Other noninterest expenses for the three months ended June 30, 2008 were $337,000 reflecting a $126,000 increase when compared to $211,000 for the same period in 2007. Increases in FDIC insurance premiums of $57,000 and dues and memberships of $7,000 contributed to the overall increase in other noninterest expenses. Additionally, expenses related to the servicing of the Company’s accounts receivable financing program increased by $23,000 from 2007 to 2008. These increases were offset by decreases in expenses related to employee travel, filing and recording fees, appraisal fees, and charitable expenses.

Analysis of Financial Condition

Average earning assets increased to $261.2 million during the six months ended June 30, 2008, or 32 percent, from $197.4 million during the same period in 2007. Earning assets represented 92.9 percent of total assets during the six months ended June 30, 2008, and 93.4 percent during the same period in 2007. The mix of average earning assets changed slightly from the six months ended June 30, 2007 to the same period in 2008, with loans increasing from 80.0 percent of total assets in 2007 to 80.2 percent in 2008, and investment securities decreasing from 11.2 percent of total assets in 2007 to 10.0 percent in 2008, Federal funds sold and interest-bearing bank deposits increasing from 2.2 percent of total assets in 2007 to 2.7 percent in 2008, and non-interest earning assets increasing from 6.6 percent of total assets in 2007 to 7.1 percent in 2008. The increase in non-interest earning assets from 2007 to 2008 was largely attributable to the completion of the Bank’s fifth banking location in January of 2008.

Loans Receivable

The Bank makes both commercial and consumer loans to borrowers in all neighborhoods within its market areas, including low- and moderate-income areas. The Bank emphasizes commercial loans to small and medium sized businesses, real estate loans, and consumer loans.

Loans receivable totaled $232.6 million at June 30, 2008, up $21.9 million, or 10 percent, from $210.7 million at December 31, 2007. Two primary factors contributed to the strong growth in loans from the end of 2007 to the end of the second quarter in 2008. First, the Bank’s continued expansion into Greensboro led to more commercial loan opportunities. Second, the weakening economy led large financial institutions to abandon entire lines of business that led to quality loan opportunities. In the second quarter loan growth moderated somewhat, due to a decrease in the number of lending opportunities as a result of the slowing economy and the Bank’s continued strong underwriting standards.

Allowance for Loan Losses and Asset Quality

The allowance for loan losses totaled $2.3 million at June 30, 2008, up $223,000, or 11 percent, from $2.1 million at December 31, 2007.

The allowance for loan losses is maintained at a level considered adequate by management to provide for anticipated loan losses based on management’s assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions and loss experience and an overall evaluation of the quality of the underlying collateral. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries.

As of June 30, 2008, the Bank did not have any loans that it considered to be subprime or investment securities with any significance of subprime 1-4 residential loans on its balance sheet. Nonperforming assets to period-end loans increased slightly from 0.18% at December 31, 2007 to 0.28% at June 30, 2008, and nonperforming assets and accruing loans past due 90 days or more increased from $375,000 at December 31, 2007 to $647,000 at June 30, 2008. A substantial portion of the nonperforming loans were secured by residential property or 1-4 family residences. The Bank did not have any other real estate owned at either December 31, 2007 or June 30, 2008.

Investments and other interest-earning assets

The Company’s portfolios of investment securities, which are classified as trading, available-for-sale, or held-to-maturity, consist of government sponsored enterprise, government sponsored enterprises guaranteed mortgage-backed securities, and mortgage backed securities not guaranteed by government sponsored enterprises. Other interest-earning assets consist of interest-bearing deposits with banks and Federal Funds sold.

Investments and other interest-earning assets totaled $39.4 million at June 30, 2008, up $7.7 million, or 24 percent, from $31.7 million at December 31, 2007. The large increase was due to the purchase in March of 2008 of $16.5 million in mortgage-backed securities not guaranteed by government sponsored enterprises.

Deposits

Deposits totaled $242.5 million at June 30, 2008, up $24.0 million, or 11 percent, from $218.5 million at December 31, 2007. Of the $24.0 million increase in total deposits from December 31, 2007 to June 30, 2008, $2.5 million of the increase was in noninterest-bearing deposits with the remaining increase in interest-bearing deposits. The increase in noninterest-bearing deposits was due to a Company wide focus on gathering noninterest-bearing deposits, particularly deposits held by business and non-profit entities, as well as the Company’s continued expansion into Greensboro, North Carolina.

Borrowings

Borrowings, which consist of short and long-term debt, and junior subordinated notes related to trust preferred securities, totaled $30.3 million at June 30, 2008, up $6.0 million, or 25 percent, from $24.3 million at December 31, 2007. The increase in borrowings, which consist of Federal Home Loan Bank of Atlanta advances, was to fund loan and investment growth during the first six months of 2008.

Stockholders’ Equity

Stockholders’ equity totaled $17.4 million at June 30, 2008, down approximately $300,000, or 1.7 percent, from $17.7 million at December 31, 2007. In September 2006, FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (“EITF”) relating to EITF 06-4, “Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). EITF 06-4 was effective for the Company on January 1, 2008. The Company did adopt EITF 06-04 on January 1, 2008 which resulted in a $259,000 decrease to retained earnings. This decrease to retained earnings was offset by net income of $445,000 for the six months ended June 30, 2008. The remaining net change in stockholders’ equity was due to an decrease in accumulated other comprehensive income.

About Oak Ridge Financial Services, Inc.

Oak Ridge Financial Services, Inc., is the holding company for the Bank of Oak Ridge, a community bank headquartered in Oak Ridge, NC, with five locations in Oak Ridge, Summerfield and Greensboro. The Bank offers a complete line of banking and investment services, including savings and checking accounts, mortgage and business loans, extended weekday and Saturday branch banking hours, same-day deposits, cash management services, business and personal internet banking with balance alerts and reminders, internet bill payment, and accounts designed specifically for seniors, small businesses and civic organizations. For more information, contact Bank of Oak Ridge at 336-644-9944, or visit www.bankofoakridge.com.

Forward-looking Information

This form contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Bank’s markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Bank’s other filings with the Federal Deposit Insurance Corporation. The Bank undertakes no obligation to update any forward-looking statements.

Oak Ridge Financial Services, Inc.

Unaudited Financial Highlights (dollars in thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2008	2007	Change	2008	2007	Change
Income Statement Data:
Total interest income	$4,448	$3,907	13.8%	$8,901	$7,622	16.8%
Total interest expense	2,228	2,048	8.8	4,766	3,988	19.5

Net interest income	2,220	1,859	19.4	4,135	3,634	13.8
Provision for loan losses	99	77	28.6	263	163	61.3
Noninterest income	897	433	107.2	1,651	1,012	63.1
Noninterest expense	2,423	2,020	20.0	4,831	4,034	19.8
Provision for income taxes	211	59	257.6	247	141	75.2

Net income	$384	$136	182.4	$445	$308	44.5

Per share data and shares outstanding:
Basic net income per share (1)	$0.21	$0.08	162.5%	$0.25	$0.17	47.1%
Diluted net income per share (1)	0.21	0.07	200.0	0.25	0.17	47.1
Book value at period end	9.72	9.32	4.3	9.72	9.32	4.3

Weighted average number of common shares outstanding (000’s):
Basic	1,791.5	1,790.2	0.1%	1,791.5	1,789.8	0.1%
Diluted	1,796.2	1,829.2	(1.8)	1,797.7	1,842.8	(2.4)
Shares outstanding at period end	1,791.5	1,790.2	0.1	1,791.5	1,790.2	0.1

	June 30, 2008	December 31, 2007	Change
Balance sheet data
Total assets	$291,803	$262,208	11.3%
Loans receivable	234,917	212,821	10.4
Allowance for loan losses	2,343	2,120	10.5
Other interest-earning assets	39,384	31,724	24.1
Noninterest-bearing deposits	17,300	14,771	17.1
Interest-bearing deposits	225,216	203,745	10.5
Borrowings	30,248	24,248	24.7
Shareholders’ equity	17,414	17,684	(1.5)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Selected performance ratios:
Return on average assets (2)	0.53%	0.25%	0.32%	0.29%
Return on average stockholders’ equity (2)	8.80	3.32	5.08	3.74
Net interest margin (2)(3)	3.28	3.71	3.18	3.71
Net interest spread (2)(4)	2.95	3.19	2.87	3.19
Noninterest income as a % of total revenue	28.8	18.9	28.5	21.8
Noninterest income as a % of average assets (2)	1.2	0.8	1.2	1.0
Efficiency ratio (5)	77.74	88.13	83.49	86.83
Noninterest expense as a % of average assets (2)	3.4	3.8	3.4	3.8

	June 30, 2008	December 31, 2007
Asset quality ratios (at period end):
Nonperforming assets to period-end loans (6)	0.28%	0.18%
Allowance for loan losses to period-end loans	1.00	1.00
Allowance for loan losses to total assets	0.80	0.81
Net loan charge-offs to average loans outstanding (2)	0.03	0.02

	June 30, 2008	December 31, 2007
Capital ratios (Bank of Oak Ridge):
Total capital ratio	10.3%	10.4%
Tier 1 capital ratio	9.4	9.4
Leverage capital ratio	8.0	8.5

Oak Ridge Financial Services, Inc.

Unaudited Financial Highlights (dollars in thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2008	2007	Change	2008	2007	Change
Total Revenue
Net interest income	$2,220	$1,859	19.4%	$4,135	$3,634	13.8%

Fees and other revenue:
Customer service and other fees	177	126	40.5	353	245	44.1
Mortgage loan origination fees	137	119	15.1	232	223	4.0
Investment and insurance commissions	244	238	2.5	450	380	18.4
Trading loss	(5)	(235)	(97.9)	3	(146)	(102.1)
Income from bank owned life insurance	40	39	2.6	80	78	2.6
Fee income from accounts receivable financing	185	93	98.9	352	132	166.7
Other	119	53	124.5	181	100	81.0

Total noninterest income	897	433	107.2	1,651	1,012	63.1

Total revenue	$3,117	$2,292	36.0	$5,786	$4,646	24.5

	Three months ended June 30,			Six months ended June 30,
	2008	2007	Change	2008	2007	Change
Noninterest Expense
Salaries and employee benefits	$1,262	$1,161	8.7%	$2,546	$2,253	13.0%
Occupancy expense	129	118	9.3	263	246	6.9
Equipment expense	140	129	8.5	280	262	6.9
Data and items processing	128	61	109.8	212	134	58.2
Professional and advertising expenses	304	229	32.8	591	448	31.9
Stationary and supplies	49	64	(23.4)	111	108	2.8
Telecommunications expense	74	47	57.4	138	109	26.6
Other	337	211	59.7	690	474	45.6

Total noninterest expense	$2,423	$2,020	20.0	$4,831	$4,034	19.8

	Three months ended June 30,			Six months ended June 30,
	2008	2007	Change	2008	2007	Change
Average Balances
Total assets	$288,299	$215,606	33.7%	$281,148	$211,340	33.0%
Loans receivable	230,875	173,568	33.0	225,398	169,137	33.3
Allowance for loan losses	2,292	1,812	26.5	2,232	1,770	26.1
Other interest-earning assets	40,341	27,205	48.3	35,757	28,310	26.3
Total deposits	238,642	175,472	36.0	234,577	175,662	33.5
Borrowings	30,176	19,782	52.5	27,599	18,051	52.9
Shareholders’ equity	17,500	16,425	6.5	17,561	16,587	5.9

(1)	Computed based on the weighted average number of shares outstanding during each period.
(2)	Ratios for the three- and six-month periods ended June 30, 2008 and 2007 are presented on an annualized basis.
(3)	Net interest margin is net interest income divided by average interest earning assets.
(4)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(5)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Nonperforming assets consist of non-accruing loans, restructured loans and foreclosed assets, where applicable.